Exhibit 10.22
                      OPTION AGREEMENT - CONTRIBUTION MATCH

                                PLUG POWER, L.L.C.

                       A Delaware Limited Liability Company


	This Option Agreement - Contribution Match ("Option Agreement" or "Agreement") is made this 24th day of April, 1998, by and between Plug Power, L.L.C., a Delaware limited liability company (the "Company") and Mechanical Technology, Inc., a New York corporation ("MTI") (hereinafter collectively referred to as the "Parties").

	WHEREAS, on or about June 27, 1997, MTI and Edison Development Corporation, a Michigan corporation ("EDC") formed the Company by filing a Certificate of Formation with the office of the Secretary of State of the State of Delaware and entered into that certain Limited Liability Company Agreement of Plug Power, L.L.C., dated June 27, 1997 (the "Operating Agreement"); and

	WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning given it in the Operating Agreement unless otherwise provided; and

	WHEREAS, Section 4.2(b) of the Operating Agreement provides that the Company may, from time to time and as required, call upon EDC for additional cash contributions in amounts not to exceed, in the aggregate, $4,250,000 and that for each $1.00 of such additional cash contributions EDC shall receive one
(1) Share of Class A Membership Interest; and

	WHEREAS, Section 4.2(c) of the Operating Agreement provides that, upon the Company's receipt of each additional cash contribution from EDC, the Company shall notify MTI in writing of such contribution, and that MTI shall have five
(5) days after receipt of such notice to request an option to purchase additional Shares of Class A Membership Interest (the "Option") in an amount not to exceed the number of Shares issues to EDC, and upon such request, the Company shall execute and deliver to MTI an Option Agreement granting to MTI an option to purchase such Shares; and

        WHEREAS, as of April 15, 1998, EDC made such additional cash contribu-tion to the Company in the amount of $2.25 million, and the Company has duly notified MTI, and MTI and EDC have agreed that $2 million of MTI's match of such contribution will be through the contribution by MTI of a below-market lease to the Company; and

	WHEREAS, MTI has requested an option to purchase 250,000 additional Shares of Class A Membership Interest in the Company in accordance with Section 4.2(c) of the Operating Agreement.











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	In consideration of the mutual promises and conditions made herein, the
Parties agree as follows:

1. 	Grant of Option: Term.

        (a) The Company grants to MTI an option to purchase 250,000 Shares of Class A Membership Interest in the Company upon the terms and conditions set forth herein.

        (b) The term of this Option shall expire at 5:00 p.m. E.S.T. on the date twelve (12) months after the date of this Agreement, or the date MTI ceases to be a Member of the Company for any reason, whichever occurs first ("Expira-tion Date").

2. Option Price. In consideration of the grant of the Option, MTI shall pay to the Company, upon execution of this Option Agreement $21,250.00, being the amount equal to interest on the Purchase Price (defined below) at an annual rate of 8.5% ("Interest Rate"), being the prime rate as reported by the Wall Street Journal on the date of this Agreement, accruing from the date of this Agreement to the Expiration Date ("Option Price"). The Option Price shall not be applied in reduction of the Purchase Price and MTI's Capital Account shall not be increased as a result of the payment of the Option Price. If MTI fails to exercise the Option, the Option Price shall not be returned to MTI. If MTI exercises the Option and pays the Purchase Price prior to the Expiration Date, the Company shall return to MTI a portion of the Option Price equal to the amount of interest that would have accrued on the Purchase Price at the Interest Rate from the date of payment of the Purchase Price to the Expiration Date.

3. Exercise of Option. MTI may exercise this Option at any time prior to 5:00 p.m. EST on the Expiration Date by written notice to the Company. If MTI fails to exercise this Option in the manner and by the time set forth above, this Option shall automatically terminate and MTI shall have no further rights to purchase Shares of Class A Membership Interest pursuant to this Option Agreement.

4. Purchase Price. The price for the Shares of Class A Membership Interest purchased under this Option ("Purchase Price") shall be One Dollar ($1.00) per Share. The Purchase Price shall be paid either in cash at the time MTI exercises the Option or, if MTI has any credit available pursuant to Section 4.2(d) of the Operating Agreement, any such credits may be applied in payment of the Purchase Price (but not in payment of the Option Price.) Upon payment of the Purchase Price, MTI's Capital Account shall be increased by an amount equal to the Purchase Price paid to the Company.

5. Delivery of Shares. Within ten (10) days after the Company's receipt of the exercise of this Option by MTI, the Company shall issue and deliver to MTI












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a certificate or certificates for the Shares of Class A Membership Interest purchased by MTI pursuant to this Option Agreement.

6. Voting Rights Applicable to Option. At all times prior to the earlier of (a) the Expiration Date of (b) MTI's exercise of this Option and payment of the Purchase Price, MTI shall have voting rights with respect to the Shares of Class A Membership Interest in the Company for which MTI has an option to purchase under this Option Agreement. Should MTI fail to exercise this Option prior to the Expiration Date or fail to pay the Option Price or Purchase Price within the time required hereunder for payment thereof, such voting rights shall automatically terminate.

7. Non-Transferability. This Option shall not be assigned, pledged, hypothecated, sold, or otherwise transferred or encumbered by MTI, except that MTI may, without the consent of the Company or EDC, transfer its rights hereunder to an Affiliate of MTI.

8. Notices. Any notice or other communication to the Company or to MTI shall be in writing and shall either be delivered in person or mailed by first class mail, postage prepaid, or sent by telex, telecopy or telegram, addressed to the Party intended to be the recipient as follows:

        If to the Company:

        Plug Power, L.L.C.
        968 Albany-Shaker Road
        Latham, New York 12110
        Attn: Gary Mittleman

        with a copy to:

        Wise & Marsac
        11th Floor, Buhl Building
        Detroit, Michigan 48226
        Attn: Jim Kamp

    or at such other address as the Company may designate by notice to MTI.

        If to MTI:

        Mechanical Technology, Inc.
        968 Albany-Shaker Road
        Latham, New York 12110
        Attn: Cynthia Scheuer

    or at such other address as MTI may designate by notice to the Company.













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        Any notice, request, consent, offer or demand shall be deemed received, given or served, if mailed by first class mail, on the 3rd day after the day of mailing, and, if sent, by telex, telecopy or telegram, 24 hours after the time of dispatch.

9. Entire Agreement. This Option Agreement supersedes all agreements previously made between the Parties relating to its subject matter. There are no other understandings or agreements between the Parties.

10. Governing Law. This Option Agreement shall be construed in accordance with and governed by the law of the State of Michigan.

11. MTI's Acceptance of the Terms of This Option Agreement. MTI's written request for this Option Agreement pursuant to Section 4.2(c) of the Operating Agreement constitutes MTI's acceptance of all the terms and conditions of this Option Agreement.

        Plug Power, L.L.C. has executed this Option Agreement as of the date set forth above.



    WITNESS:                            PLUG POWER, L.L.C.
                                        (a Delaware limited liability agreement)

    /s/ Ana Maria Galeano              By:  /s/ Gary Mittleman
    __________________________              ____________________________
                                        Its: President and CEO